Exhibit 10.27

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR

THE

TWELVE MONTHS ENDED DECEMBER 31, 2014 AND THE SIX MONTHS ENDED

JUNE 30, 2015

On May 6, 2015, MyECheck purchased all the shares of Seergate, a foreign Israel company, under a Share Purchase Agreement by issuing to Seergate’s stockholder’ one hundred fifty million (150,000,000) MyECheck ordinary shares. MyECheck issued to Seergate’s stockholders one Seergate ordinary share for each share of MyECheck common stock outstanding and thereby became the parent of Seergate. Immediately after the consummation of the acquisition, MyECheck stockholders, in the aggregate, owned approximately 100% of the combined company’s ordinary shares on a fully diluted basis (using the treasury stock method). Accordingly, the acquisition was accounted for as a business combination and the purchase price consideration was allocated to the tangible and intangible assets acquired and liabilities assumed from Seergate.

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 combines the historical consolidated statements of operations of MyECheck and Seergate, giving effect to the acquisition as if it had been consummated on January 1, 2014. Assumptions and estimates underlying the unaudited pro forma adjustments are described in these notes, which should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information.

The pro forma combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results that would have occurred if the acquisition had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future results of operations of the combined company.

These Unaudited Pro Forma Condensed Combined Statement of Operations have been developed from and should be read in conjunction with the audited consolidated financial statements of MyECheck contained in its Registration Statement on Form 10 for the fiscal year ended December 31, 2014, incorporated herein by reference, Exhibit 10.27 as well as the Seergate audited consolidated financial statements as of and for the years ended December 31, 2014 and 2013, incorporated herein by reference, Exhibit 10.26.

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MYECHECK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2014

		USD	Pro Forma		Pro Forma for
	MyECheck	Seergate	Adjustments		Seergate Acquisition

Revenues	$952,156	-	-		$952,159

Cost of Revenues	99,976	-	-		99,976
Gross Profit	852,180	-	-		852,180

General and administrative	1,203,794	305,892			1,509,686
Loss from disposal of assets	-	13,289	-		13,289
Research and development	254,580	199,765	643,952	(a)	1,098,297
Total Operating Expenses	1,458,374	518,946	643,952		2,621,272

Income or (Loss) from Operations	(606,194)	(518,946)	(643,952)		(1,769,092)

Other Income/(Expense)
Derivative liability	(488,246)	-	-		(488,246)
Change in fair value of derivative liabilities	48,878	-	-		48,878
Interest expense net of interest income	(24,266)	(44,549)	40,673	(c)	(28,142)
Loss on convertible note	(62,980)	-	-		(62,980)
Other income cost recovery	140,685	-	-		140,685
Total Other Income/(Expense)	(385,929)	(44,549)	40,673		(389,805)
Net income or (loss) before income taxes	(992,123)	(563,495)	(603,279)		(2,158,897)
Provision for income taxes	(800)	-	-		(800)
Net (Loss) or Income	$(992,923)	$(563,495)	$(603,279)		$(2,159,697)

Net income (loss) per common share
Basic	$0.00	$0.00	$0.00		$0.00
Diluted	$0.00	$0.00	$0.00		$0.00

Weighted average common shares outstanding
Basic	4,198,671,107		150,000,000	(b)	4,348,671,107
Diluted	4.198.671,107		150,000,000	(b)	4,348,671,107

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an

Integral part of these statements.

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MYECHECK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

	MyECheck	USD
	Inc.	Seergate	Pro Forma		MyECheck, Inc.
	Historical	Historical	Adjustments		Pro Forma

Revenues	$558,109	$-	$-		$558,109

Cost of Revenues	2,344	-	-		2,344
Gross Profit	555,765	-	-		555,765

General and administrative	978,767	34,965	-		1,013,732
Loss from disposal of assets	-	-	-		-
Research and development	230,960	155,943	222,172	(a)	609,075
Total Operating Expenses	1,209,727	190,908	222,172		1,622,807

Income or (Loss) from Operations	(653,962)	(190,908)	(222,172)		(1,067,042)

Other Income/(Expense)
Derivative liability	(139,670)	-	-		(139,670)
Change in fair value of derivative liabilities	303,044	-	-		303,044
Interest expense net of interest income	(36,593)	(993)	-		(37,586)
Loss on convertible note	(1,229,550)	-	-		(1,229,550)
Other income and expenses	1,114	-	-		1,114
Other income cost recovery	-	-	-		-
Other income forgiveness of debt	-	-	-		-
Total Other Income/(Expense)	(1,101,925)	(993)	-		(1,102,648)
Net income or (loss) before income taxes	(1,755,887)	(191,901)	(222,172)		(2,169,960)
Provision for income taxes	(800)	-	-		(800)
Net (Loss) or Income	$(1,756,687)	$(191,901)	$(222,172)		$(2,170,760)

Net income (loss) per common share
Basic	$0.00	$0.00			$0.00
Diluted	$0.00	$0.00			$0.00

Weighted average common shares outstanding
Basic	4,123,327,847		105,248,619	(b)	4,228,576,466
Diluted	4.123,327,847		105,248,619	(b)	4,228,576,466

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an

Integral part of these statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE TRANSACTION

On May 6, 2015, MyECheck, Inc. completed its acquisition of Seergate. Pursuant to the May 5, 2015 purchase agreement, MyECheck issued 150,000,000 shares of the Company’s common stock to the shareholders of Seergate on a pro rata basis thereby making Seergate an indirect, wholly-owned subsidiary of MyECheck. On February 2, 2015, in contemplation of the acquisition, Seergate shareholders approved a conversion of all outstanding Seergate preferred shares and convertible debt into common stock.

NOTE 2. BASIS OF PRO FORMA PRESENTATION

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 combines the historical consolidated statements of operations of MyECheck and Seergate, giving effect to the acquisition as if it had been consummated on January 1, 2014.

The acquisition is reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations as an acquisition of Seergate by MyEcheck in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” using the acquisition method of accounting with MyECheck as the accounting acquirer. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, MyECheck estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the acquisition, including historical and current market data.

Transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations as they reflect charges directly related to the acquisition, which do not have an ongoing impact. In addition, the Unaudited Pro Forma Condensed Combined Statement of Operations does not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred by MyECheck or Seergate pursuant to provisions contained in the purchase agreement, as those costs are not considered part of the purchase price.

MyECheck and Seergate did not incur significant costs associated with integrating the operations of MyECheck and Seergate after the acquisition was completed. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition.

MyECheck’s management determined that the purchase price of Seergate’s mobile application was valued at Three Million US Dollars ($3,000,000) or 150,000,000 shares. The benefit to MyECheck is the acceleration of the mobile application to market.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONT.)

Under the purchase method of accounting, the estimated purchase price of the Acquisition was allocated to Seergate’s net tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of the date of the completion of the Acquisition, as follows:

Cash	$67,413
Computer Equipment	6,145
Other assets	7,777
Total assets	81,335

Less Liabilities:
Payroll accrual	(45,885)
Development costs and reimbursement of expenses owed by MyECheck to Seergate	(178,382)
Total liabilities	(224,267)
Excess liabilities greater than assets	(142,932)
IP for mobile application	3,217,962
$3,075,030

NOTE 4. PRO FORMA ADJUSTMENTS

The unaudited adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

(a) Amortization IP. Amortization expense is recorded in research and development as a result of the fair market value of the Intellectual Property (IP) for the mobile application acquired. The estimated fair value of amortizable intangible assets of $3,217,962 million will be amortized on a straight-line basis over the estimated useful lives of the IP that has been estimated to be 5 years.

(b) Shares outstanding. The unaudited pro forma weighted average number of basic shares outstanding is calculated for each period presented by adding the weighted average number of basic shares issued of 150,000,000 as of January 1, 2014. At June 30, 2015, an adjustment of 105,248.691 was added to adjust the weighted average share had the transaction occurred as of January 1, 2014.

(c) Interest expense as a result of conversion before the acquisition. The interest expense adjustment was a result of the conversion of debt and derivative liability expense being converted after the announcement but before the date of acquisition.

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